Filed Pursuant to Rule 433

Registration No. 333-191692

Dated: January 15, 2015

Pricing Term Sheet

This term sheet supplements the information set forth under “Description of the Notes” in the Prospectus Supplement, subject to completion, dated January 15, 2015 to the Prospectus dated October 11, 2013.

Issuer:	JPMorgan Chase & Co.
Ratings*:	A3/A/A+
Currency:	USD
Security Type:	SEC Registered Senior Notes

Security:	2.250% Notes due 2020
Size:	$2,500,000,000
Maturity:	January 23, 2020
Coupon:	2.250%
Payment Frequency:	Semi-Annually
Day Count Convention:	30/360
Benchmark Treasury:	1.625% US Treasury due 12/19
Spread to Benchmark Treasury:	+110 basis points
Benchmark Treasury Yield:	1.150%
Price to Public:	100% of face amount
Yield to maturity:	2.250%
Proceeds (Before Expenses) to Issuer:	$2,491,250,000 (99.650%)
Interest Payment Dates:	January 23 and July 23 of each year, commencing July 23, 2015
Business Day:	New York and London
Optional Redemption:	We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after December 23, 2019, at a redemption price equal to 100% principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption
CUSIP/ISIN:	46625H KA7/US46625HKA76

Security:	3.125% Notes due 2025
Size:	$2,500,000,000
Maturity:	January 23, 2025
Coupon:	3.125%
Payment Frequency:	Semi-Annually
Day Count Convention:	30/360
Benchmark Treasury:	2.250% US Treasury due 11/24
Spread to Benchmark Treasury:	+145 basis points
Benchmark Treasury Yield:	1.701%
Price to Public:	99.778% of face amount
Yield to maturity:	3.151%
Proceeds (Before Expenses) to Issuer:	$2,483,200,000 (99.328%)
Interest Payment Dates:	January 23 and July 23 of each year, commencing July 23, 2015

Business Day:	New York and London
Optional Redemption:	We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after October 23, 2024, at a redemption price equal to 100% principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption
CUSIP/ISIN:	46625H KC3/US46625HKC33

Common Offering Terms
Trade Date:	January 15, 2015
Settlement Date:	January 23, 2015 (T+5)
Denominations:	$2,000 x $1,000
Sole Bookrunner:	J.P. Morgan Securities LLC
Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

Capital One Southcoast, Inc.

Danske Markets Inc.

Fifth Third Securities, Inc.

ING Financial Markets LLC

Banca IMI S.p.A.

Mizuho Securities USA Inc.

RBS Securities Inc.

Scotia Capital (USA) Inc.

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

Loop Capital Markets LLC Mischler Financial Group, Inc. Ramirez & Co., Inc.
The Williams Capital Group, L.P. Academy Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Certain of the Underwriters are not U.S. registered broker-dealers, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Settlement Period: The closing will occur on January 23, 2015 which will be more than three U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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